Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of January 2007 (the “Effective Date”) by and between TEXTAINER EQUIPMENT MANAGEMENT (U.S.) LIMITED (“Employer”), a Delaware corporation, and JOHN A. MACCARONE (hereinafter referred to as “Employee”) (jointly, the “Parties”).

RECITALS

Employee has been employed by Employer since the 1st day of November, 1987 (the “Employment Date”). The terms and conditions of such employment are set forth in that certain employment agreement dated the 28th day of December 1993 by and between Employee and Textainer Group Holdings Limited (the “Original Agreement”).

Employee and Employer desire to terminate the Original Agreement and replace it in its entirety with this Agreement except as expressly provided in Clause 3(c) and Clause 14 herein.

In consideration of the mutual covenants and agreements hereinafter set forth, as of the Effective Date Employer hereby hires Employee, and Employee agrees to accept such employment, upon the following terms and conditions:

DEFINITIONS

“Affiliate” means, when used with reference to Employer (i) any entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Employer; or (ii) any person or entity owning or controlling ten percent (10%) or more of the outstanding voting securities of Employer. For the purposes of this definition, “control”, when used with respect to any entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Base Salary” means Employee’s annual base compensation in effect from time to time hereunder, which is US$660,000 as of the Effective Date, exclusive of any short- or long-term incentive compensation, commissions or the value of any Benefit Plans.

“Base Salary Program” means the Base Salary Program of Employer, dated 1 January 2007 (as such Base Salary Program may be modified, supplemented or amended by Employer from time to time hereafter), a copy of which is incorporated by reference into this Agreement.

John A. Maccarone

Employment Agreement

1 January 2007

“Benefit Plans” means employee benefit programs which Employer has or will establish for health, dental, vision insurance, retirement and other benefits for its U.S.-based employees (not including disability and life insurance, Section 125, or business travel accident insurance).

“Compensation Committee” means the Compensation Committee of the board of directors of TGH.

“Confidential Information” means, without limitation, for Employer and its Affiliates: (a) records, data, specifications, trade secrets and customer lists; (b) the names, buying habits and practices of customers; (c) marketing methods and related data; (d) the names of any vendors or suppliers; (e) costs of material and the prices at which products or services are sold; (f) manufacturing and sales costs; (g) lists or other written records used in the business; (h) compensation paid to employees and other terms of employment; and (i) other confidential information of, about or concerning the business, its manner of operation or other confidential data of any kind, nature or description.

“STIP” means TGH’s short-term incentive plan.

“TGH” means Textainer Group Holdings Limited, a Bermuda corporation, the parent company of Employer.

AGREEMENT

1. Duties: Employee shall be employed as, and shall perform the duties of President and Chief Executive Officer of Employer, or shall serve in such other capacity and with such other duties and for such Affiliates as Employer shall hereafter from time to time prescribe.

2. Term of Employment: The term of employment shall commence on the Effective Date and shall terminate on the earlier of (a) 31 December 2008 or (b) such other termination date as provided in Clause 8 hereof.

3. Compensation: In consideration of Employee’s services during the term of Employee’s employment hereunder, Employee shall be paid compensation and receive benefits from Employer as follows:

(a) Employer shall pay Employee a Base Salary in accordance with Employer’s standard compensation policies as they exist from time to time, subject to such deductions, if any, as are required by law, with such increases during the term of this Agreement as may be set by the Compensation Committee. Employee’s Base Salary shall be reviewed at least annually by the Compensation Committee, and the Compensation

John A. Maccarone

Employment Agreement

1 January 2007

Committee shall consider Employer’s Base Salary Program when conducting such review.

(b) Employee is hereby designated as a participant in the STIP for 2007, a copy of which is incorporated by reference into this Agreement. Employer shall pay Employee an annual incentive award for each calendar year in accordance with the short-term incentive compensation plan of Employer or TGH which is in effect for such year.

(c) Employee shall be entitled to the greater of: (i) twenty (20) days paid vacation leave each year, or (ii) vacation leave in accordance with Employer’s standard vacation policy as it exists from time to time. This vacation leave shall be in addition to the public holidays Employer recognizes for its employees. Employee’s accrued vacation leave under the terms of the Original Agreement, if any, as of the Effective Date shall be carried forward under this Agreement. Employee shall not accrue vacation leave in excess of the amount allowed under Employer’s standard vacation policy for U.S.-based employees, as it exists from time to time. Upon termination of employment for whatever reason, Employee shall receive the economic value of Employee’s accrued but unused vacation leave, which value shall be calculated using only Employee’s then current Base Salary.

(d) Employee shall also be entitled to fully participate in other Benefit Plans established for Employer’s U.S.-based employees. The extent of Employee’s participation in or coverage by any such Benefit Plans shall be determined by Employer, but in no case shall be less than the participation and/or coverage provided to other officers and senior executives of Employer or its Affiliates.

(e) Employer, at its cost, will provide Employee with a parking space for an automobile within reasonable walking distance to Employer’s place of business.

Employee shall be responsible for any taxes due related to the receipt of any of the above items of compensation and benefits from Employer. Employee expressly acknowledges and agrees that Employer will not compensate Employee for any such taxes. Employer will deduct and withhold from any amount payable to Employee under this Agreement such amounts as Employer is required by law to deduct and withhold. Employer may also deduct and withhold from any such amount, to the extent permitted by law, such amounts as the Employee may owe to Employer.

4. Indemnity: Employee shall be indemnified in accordance with the Indemnification Agreement entered into between Employee and Employer or one or more of its Affiliates.

John A. Maccarone

Employment Agreement

1 January 2007

5. Exclusivity of Services: Employee agrees to devote Employee’s full-time and exclusive services (except for attention to personal interests outside normal office hours) to Employer. Any exception to this must be approved in writing by Employer.

6. Conflict of Interest and Non-Competition: During Employee’s employment hereunder, Employee shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, participate, engage in, or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which Employer, any of its Affiliates, or the successors or assigns of Employer and its Affiliates are now or may hereafter become engaged. This prohibition shall not include ownership by Employee of less than five percent (5%) of the outstanding shares of any publicly-traded corporation, provided that Employee does not otherwise participate in that corporation as a director, officer, or in any other capacity.

7. Confidential Information: Employee realizes that during the course of Employee’s employment, Employee will produce and/or have access to Confidential Information. The Parties agree that, as between them, the Confidential Information contains important, material and confidential trade secrets and affects the successful conduct of the business and goodwill of Employer and its Affiliates. The Parties further agree that any breach of any term of this Clause is a material breach of this Agreement. During or subsequent to Employee’s employment by Employer, Employee shall hold in confidence and shall not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent authorized in writing by Employer or an Affiliate or where Employee is compelled or required to do so in a Court of Law or in conjunction with any legal proceedings. All Confidential Information relating to the business of Employer and its Affiliates, which Employee shall prepare, use or come into contact with shall be and remain the sole property of Employer and its Affiliates, shall not be removed by Employee from the premises of Employer or its Affiliates without the prior consent of Employer or the relevant Affiliate, except in the normal course of carrying out Employee’s responsibilities, and shall be promptly returned by Employee to Employer or the relevant Affiliate upon any termination of this Agreement.

8. Termination:

(a) With or Without Cause: Notwithstanding any other provision of this Agreement, either party may terminate this Agreement and Employee’s employment at any time, for any reason, with or without cause, and with or without notice except as in Clause 8(c) below.

John A. Maccarone

Employment Agreement

1 January 2007

(b) Death: In the event of Employee’s death, this Agreement shall terminate automatically. Employee’s beneficiary will receive a prorated Incentive Award based on the percentage of the Short-term Incentive Plan Year over which the Eligible Employee was employed by Textainer.

(c) Incapacity: If Employee is materially incapacitated from fully performing Employee’s duties pursuant to this Agreement by reason of illness or other incapacity or by reason of any statute, law, ordinance, regulation, order, judgment or decree, Employer may terminate this Agreement and Employee’s employment by written notice to Employee, but only in the event that such conditions shall aggregate not less than ninety (90) days during any twelve (12) month period during Employee’s term of employment.

9. Severance: In the event Employer terminates Employee’s employment pursuant to Clause 8(a) for any reason other than for good cause, from the date of such termination (“Termination Date”) through the 31st of December 2008 Employee shall be entitled to receive:

(a) Base Salary in effect at the Termination Date, payable from the Termination Date through the 31st of December 2008, plus

(b) Benefit Plans which are similar in nature and scope to the Benefit Plans provided to Employee during the six- (6-) month period immediately prior to the Termination Date, at a cost to Employee no greater than that which would have been incurred by Employee had Employees remained as an employee of Employer, plus

(c) An annual incentive award in accordance with the short-term incentive compensation plan of Employer or TGH which is in effect on the Termination Date.

10. Remedies - Injunction: In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer and its Affiliates, in addition to and not in limitation of any other rights, remedies, or damages available to Employer at law or in equity, shall be entitled to seek a preliminary and a permanent injunction from a court of competent jurisdiction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee. Nothing in Clause 11 below shall limit the Employer from applying to any court of competent jurisdiction for the equitable relief noted in this Clause to which the Employer may be entitled without reference to an arbitrator for any decision whatsoever under Clause 11.

John A. Maccarone

Employment Agreement

1 January 2007

11. Arbitration: All disputes concerning the meaning or effect of this Agreement and all disputes arising under this Agreement (except those arising under Clause 10 above), including but not limited to all claims of discrimination based on age, race, creed, color, sex, national origin, disability, gender preference or any other claim of discrimination arising under any state or federal law, including, but not limited to the federal Title VII of the Civil Rights Act, as amended, and the California Fair Employment and Housing Act, shall be subject to final and binding arbitration in accordance with the Code of Civil Procedure of the State of California or under such other procedures as the Parties may hereafter agree to in writing.

12. Return of Information: In the event of termination of Employee’s employment for any reason, Employee shall immediately deliver to Employer or the relevant Affiliate all originals and copies in Employee’s custody or control of any and all Confidential Information, equipment, and written materials obtained by Employee from Employer, any Affiliate of Employer or any representative or client of Employer during the period of employment.

13. Post-Employment Non-Solicitation of Other Employees: Employee agrees that for a period of one (1) year after termination of Employee’s employment, Employee will not solicit or otherwise discuss with any other employee of Employer or any of its Affiliates, for as long as such employee remains employed by Employer, any terms or conditions relating to such employee’s leaving the employ of Employer.

14. Representation and Warranty Regarding Prior Obligations of Confidentiality: Employee represents and warrants that Employee’s performance of all the terms of this Agreement does not and will not breach any agreement previously entered into by Employee to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by Employer. Employee represents that Employee has not entered into, and agrees not to enter into, any agreement, either written or oral, which is or may be in conflict with this Agreement.

15. Survival of Provisions: Each of the provisions contained in this Agreement shall survive the termination of Employee’s employment with Employer to the extent that each provision remains enforceable and relevant to any post-termination proceedings.

16. Notices: Any notice under this Agreement shall be deemed sufficient if addressed in writing and delivered or mailed to Employer or Employee at the address set forth below or to such other address as Employer or Employee may designate by notice in writing to the other.

If to Employer:	Textainer Equipment Management (U.S.) Limited
650 California Street, 16th Floor

John A. Maccarone

Employment Agreement

1 January 2007

San Francisco, CA 94108 U.S.A.
ATTN: Chief Executive Officer

If to Employee:	[ADDRESS OMITTED]

17. Assignment; Successors: This Agreement is not assignable by either party. This Agreement shall be binding upon Employee and Employee’s heirs, assigns, executors and administrators, and shall be binding upon and inure to the benefit of Employer, Employer’s successors and assigns, including without limitation any person, partnership, or corporation which may acquire all or substantially all of Employer or Employer’s assets or business or with or into which Employer may be consolidated or merged, and this provision also shall apply in the event of any subsequent merger, consolidation, or transfer of Employer or of Employer’s assets or businesses.

18. Modification, Amendment, Waiver: This Agreement is the entire agreement between the Parties and it may not be modified, amended or waived or any provision thereof modified, amended or waived unless approved in writing by the Employer and the Employee. No subsequent conduct of the Parties and no prior or subsequent policy of the Employer shall in any way be deemed to be a modification of this Agreement unless the Parties expressly intend that such conduct or policy become a modification of this Agreement and such intention is reduced to a written agreement signed by the Parties.

19. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

In the event any document incorporated into this Agreement by reference conflicts with any provision contained in this Agreement, the provision contained in this Agreement shall control and the provision contained in the incorporated document shall be deemed ineffective and invalid, without invalidating the remainder of the incorporated document.

20. Choice of Law: All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate as of the date first above written.

John A. Maccarone

Employment Agreement

1 January 2007

/s/ John A. Maccarone
John A. Maccarone

TEXTAINER EQUIPMENT MANAGEMENT (U.S.) LIMITED

BY:	/s/ Ernest J. Furtado